Exhibit 10.5

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. “[*]” indicates information that has been redacted.

PROMISSORY NOTE AND LOAN AGREEMENT

This Promissory Note and Loan Agreement (this “Agreement” or “Note”) is made and entered into as of August 8th, 2026 (the “Effective Date”), by and between: Timothy Dodd, an individual with an address at [*]; and DarkPulse, Inc., a Delaware corporation with its principal address at 3 Columbus Circle, Floor 15, New York, NY 10019 (“Borrower”).

Lender and Borrower may each be referred to individually as a “Party” and collectively as the “Parties.”

1.	PRINCIPAL AMOUNT

Borrower promises to pay to the order of Lender the principal sum of Eighty Thousand Dollars and 00/100 ($80,000.00) (the “Principal”), together with interest accruing thereon as set forth below, upon the terms and conditions of this Agreement.

2.	INTEREST

Interest shall accrue on the outstanding Principal balance at a fixed rate of eight percent (8%) per annum, calculated as an annual percentage rate (APR) on the basis of a 365-day year and the actual number of days elapsed, from the Effective Date until the Principal is paid in full.

3.	REPAYMENT; MATURITY DATE

The Principal, together with all accrued and unpaid interest, shall be due and payable in full on October 1, 2026 (the “Maturity Date”), which shall occur upon the earlier to become known of the following events relating to the receivership sale of Aero Precision, Inc. (“Aero Precision”):

(a)      Borrower (or its designated affiliate or acquisition vehicle) is confirmed as the successful bidder for Aero Precision in the pending receivership proceeding, and such successful bid becomes final; or

(b)      Borrower is not awarded the winning bid in the Aero Precision receivership bidding/auction process,

in either case, repayment of the Principal and all accrued interest shall be made in full no later than the Maturity Date of October 1, 2026, regardless of which of the foregoing events occurs, it being the intent of the Parties that this Note matures and becomes due upon final resolution of the Aero Precision bidding process and in no event later than October 1, 2026.

4.	PREPAYMENT

Borrower may prepay all or any portion of the Principal and accrued interest at any time prior to the Maturity Date without penalty or premium.

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5.	USE OF PROCEEDS

Borrower represents that the proceeds of this loan will be used in connection with Borrower's acquisition efforts related to the Aero Precision receivership sale process, including without limitation deposit, bid, and related transaction costs.

6.	EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default” under this Agreement:

(a)      Borrower fails to pay any Principal or interest when due under this Agreement, and such failure continues for ten (10) days after written notice from Lender;

(b)      Borrower becomes insolvent, makes an assignment for the benefit of creditors, or becomes subject to any bankruptcy, receivership, or similar proceeding; or

(c)      Borrower breaches any material representation, warranty, or covenant under this Agreement, and such breach remains uncured for fifteen (15) days after written notice from Lender.

Upon an Event of Default, Lender may, at its option, declare the entire unpaid Principal balance and all accrued interest immediately due and payable, and pursue any remedy available at law or in equity.

7.	DEFAULT INTEREST

Upon an Event of Default, and until such default is cured, interest shall accrue on the outstanding Principal balance at a rate of the lesser of (i) eight percent (8%) plus five percent (5%) per annum (13% per annum), or (ii) the maximum rate permitted by applicable law.

8.	SECURITY

This Note is unsecured unless and until the Parties execute a separate security agreement, pledge agreement, or similar instrument granting Lender a security interest in specified collateral. [If this loan is to be secured by specific collateral, such collateral and its terms should be set forth in a separate security agreement referenced and attached here.]

9.	REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that: (a) it is duly organized, validly existing, and in good standing under the laws of the State of Delaware; (b) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action; and (c) this Agreement constitutes a valid and binding obligation of Borrower, enforceable in accordance with its terms.

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10.	NO USURY

Notwithstanding anything herein to the contrary, in no event shall the interest charged under this Agreement exceed the maximum rate permitted by applicable law, and any amount collected in excess of such maximum rate shall be applied to reduce the Principal or, if the Principal has been paid in full, refunded to Borrower.

11.	ASSIGNMENT

Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, except that Lender may assign this Note to an affiliate or in connection with a transfer of Lender's related collateral or financing arrangements upon written notice to Borrower.

12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of [GOVERNING LAW STATE], without regard to its conflict of laws principles.

13.	ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements, whether written or oral. This Agreement may be amended only by a written instrument signed by both Parties.

14.	NOTICES

All notices required or permitted under this Agreement shall be in writing and delivered by email with confirmation of receipt, or by certified mail, return receipt requested, to the addresses set forth above (or such other address as either Party may designate by written notice).

15.	SEC DISCLOSURE; RELATED PARTY TRANSACTION COMPLIANCE

Borrower is a publicly traded company quoted on the OTCQB Venture Market and, accordingly, this Section is intended to address certain disclosure and compliance considerations arising under applicable U.S. securities laws, SEC rules, and PCAOB auditing standards in connection with this Agreement.

15.1	Related Person Status.

Lender represents and warrants that Lender is not, and has not at any time within the last fiscal year been, a “related person” of Borrower within the meaning of Item 404(a) of Regulation S-K. Specifically, Lender represents that Lender is not a director, director nominee, or executive officer of Borrower; does not beneficially own five percent (5%) or more of any class of Borrower's voting securities; and is not an immediate family member of, or an entity in which a direct or indirect material interest is held by, any such person. Lender agrees to promptly notify Borrower in writing if this representation ceases to be true at any time prior to repayment in full.

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15.2	Item 404 Disclosure and Audit Committee Review.

Based on the representation in Section 15.1, the Parties do not believe this Agreement constitutes a “related person transaction” requiring disclosure under Item 404(a) of Regulation S-K, and Borrower's Audit Committee (or equivalent body) approval and related party transaction policy procedures are accordingly not triggered by this Agreement. Should Lender's status under Section 15.1 change at any time prior to repayment in full, Borrower shall promptly (a) submit this Agreement to its Audit Committee (or equivalent body, or full Board of Directors if Borrower has no Audit Committee) for review and approval or ratification in accordance with Borrower's related party transaction policy and Code of Ethics, and (b) include all disclosure required under Item 404(a) in its next applicable Exchange Act filing.

15.3	Fairness of Terms.

Notwithstanding the determination in Section 15.1, the Parties represent that the principal amount, interest rate, and other terms of this Agreement were negotiated on an arm's-length basis and reflect terms comparable to those that would be available to Borrower in a transaction with an unaffiliated third-party lender.

15.4	Sarbanes-Oxley Section 402.

The Parties acknowledge that Section 402 of the Sarbanes-Oxley Act of 2002 (codified at Section 13(k) of the Exchange Act) prohibits a public company from directly or indirectly extending or arranging credit in the form of a personal loan to or for its own directors or executive officers. Because this Agreement reflects credit extended by Lender to Borrower — and not credit extended or arranged by Borrower to or for Lender— the Parties do not believe this Agreement implicates the Section 402 prohibition. This provision shall not be construed to waive or limit any separate analysis Borrower's counsel may undertake regarding Section 402 or any other applicable law.

15.5	Financial Statement Disclosure (ASC 850) and Auditor Cooperation (PCAOB AS 2410).

Because Lender is not a related person as described in Section 15.1, Borrower does not expect to reflect this Agreement as a related party transaction under FASB ASC Topic 850, Related Party Disclosures. Borrower's independent registered public accounting firm nonetheless performs procedures under PCAOB Auditing Standard No. 2410, Related Parties, in the ordinary course of its audit, and Borrower and Lender shall cooperate and provide information reasonably necessary for such firm to confirm the arm's-length nature of this Agreement if requested.

15.6	Periodic and Current Report Disclosure.

Borrower shall evaluate whether this Agreement is material to Borrower under Item 1.01 of Form 8-K (Entry into a Material Definitive Agreement) or otherwise requires disclosure under the Exchange Act and the rules of OTC Markets Group applicable to companies quoted on the OTCQB Venture Market, and shall make any required filings within the applicable deadlines.

16.	COUNTERPARTS

This Agreement may be executed in counterparts, including by electronic or PDF signature, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

LENDER:	BORROWER:

DarkPulse, Inc.

/s/ Timothy Dodd	/s/ Dennis O’Leary
Timothy Dodd	By: Dennis O’Leary
Date: 8/5/26	Title : CEO
Date: 8/5/26

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